EXHIBIT 99.1
MOTOROLA ANNOUNCES TWO ADDITIONS TO ITS BOARD OF DIRECTORS
Anthony Vinciquerra, President and CEO of Fox Networks Group,
and Greg Brown, President and COO of Motorola, Elected to Board
SCHAUMBURG, Ill. — July 25, 2007 — Motorola, Inc. (NYSE: MOT) today announced Anthony J. Vinciquerra, the president and chief executive officer of Fox Networks Group, and Greg Brown, president and chief operating officer of Motorola, have been elected to Motorola’s board of directors.
“Tony and Greg are outstanding additions to our board,” said Ed Zander, Motorola’s chairman and chief executive officer. “Both bring extensive knowledge and insight from their diverse experiences — Tony in broadcast, cable and entertainment and Greg in telecommunications, software and wireless communications. Together, with the rest of the board, I welcome Tony and Greg and look forward to working with them as we position Motorola for future growth and success.”
Vinciquerra, 52, was named president and chief executive officer of Fox Networks Group, a primary operating unit of News Corporation (NYSE: NWS) that includes the Fox Television Network, Fox Cable Networks, FOX Sports and Fox Networks Engineering & Operations, in June 2002. Mr. Vinciquerra joined Fox in December 2001 as president of the Fox Television Network.
Brown, 46, was named president and chief operating officer of Motorola in March 2007. He is responsible for overseeing all of Motorola’s businesses: Mobile Devices, Home & Networks Mobility and Enterprise Mobility Solutions. In addition, he is responsible for the company’s integrated supply chain operations and quality organizations. Mr. Brown joined Motorola in January 2003 and most recently served as president of Motorola’s former Networks & Enterprise segment, a $13 billion business focused on providing market-leading end-to-end network infrastructure solutions to private, public and enterprise customers worldwide.
“We are very pleased with the additions of Tony and Greg to the Motorola board of directors,” said Sam Scott, lead director of Motorola’s board. “Tony’s media and entertainment experience will serve Motorola well as we drive our vision of seamless mobility. As Ed’s chief operating officer, Greg will provide invaluable perspectives to the board on the key opportunities and challenges of our global business.”
About Motorola
Motorola is known around the world for innovation and leadership in wireless and broadband communications. Inspired by our vision of seamless mobility, the people of

Motorola are committed to helping you connect simply and seamlessly to the people, information and entertainment that you want and need. We do this by designing and delivering “must have” products, “must do” experiences and powerful networks — along with a full complement of support services. A Fortune 100 company with global presence and impact, Motorola had sales of US $42.8 billion in 2006. For more information about our company, our people and our innovations, please visit http://www.motorola.com.
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Motorola, Inc.
+1-847-435-5320
jennifer.erickson@motorola.com